SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                  TEXOIL, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                  TEXOIL, INC.
                    110 Cypress Station Drive, Suite No. 220
                            Houston, Texas 77090-1629
                       (281) 537-9920 (281) 537-8324 - Fax


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 11, 1998


      Notice is hereby given that the annual meeting of stockholders of Texoil, Inc. (the "Company"), will be held at the Houston Marriott North at Greenspoint, 255 North Sam Houston Parkway East, Houston, Texas 77060, on Friday, December 11, 1998, at 2:00 P.M. (Houston time), for the following purposes:

      1. To elect a Board of seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

      2. To approve the appointment of Arthur Andersen LLP as the independent accountant for the Company.

      3. To consider and act upon such other business as may properly be presented to the meeting or any adjournment thereof.

      A record of stockholders has been taken as of the close of business on October 30, 1998, and only those stockholders of record on that date will be entitled to notice of, and to vote at the meeting or any adjournment thereof. A complete list of stockholders so entitled to vote will be available at the Company's principal office at 110 Cypress Station Drive, Suite No. 220, Houston, Texas 77090- 1629, commencing December 1, 1998, for inspection by any stockholder during usual business hours prior to the annual meeting.

      All stockholders of the Company are invited to attend the meeting. The Board of Directors, however, requests that you promptly sign, date and mail the enclosed proxy, even if you plan to be present at the meeting. If you attend the meeting, you can either vote in person or by your proxy. Please return your proxy in the enclosed, postage-paid envelope.


                                          By Order of the Board of Directors,


                                          Jerry M. Crews
                                          Secretary

October 30, 1998

                                  TEXOIL, INC.
                    110 Cypress Station Drive, Suite No. 220
                            Houston, Texas 77090-1629
                       (281) 537-9920 (281) 537-8324 - Fax


                                 PROXY STATEMENT

      This Proxy Statement and the enclosed proxy are being mailed to stockholders of Texoil, Inc., a Nevada corporation (the "Company"), commencing on or about November 13, 1998. The Company's Board of Directors is soliciting proxies to be voted at the Company's annual meeting of stockholders to be held at the Houston Marriott North at Greenspoint, 255 North Sam Houston Parkway East, Houston, Texas 77060, on Friday, December 11, 1998, and at any adjournment thereof, for the purposes set forth in the accompanying notice. The shares covered by a proxy, if such is properly executed and received prior to the meeting, will be voted in accordance with the directions specified thereon regarding election of directors, and with respect to any other matters which may properly come before the meeting, in accordance with the judgment of the persons designated as proxies. A proxy may be revoked at any time before it is exercised by giving written notice to, or filing a duly executed proxy bearing a later date with, the Secretary of the Company, or by voting in person at the meeting. Management expects that the only matters to be presented for action at the meeting will be the election of directors.

      At the close of business on October 30, 1998, the record date for determining the stockholders entitled to notice of, and to vote at the meeting (the "Record Date"), there were outstanding and entitled to vote 39,285,094 shares of the Company's common stock, par value $.01 per share ("Common Stock"). Each share of Common Stock entitles the holder to one vote on all matters presented at the meeting. There is no cumulative voting with respect to the Common Stock.

      The Company will bear the costs of soliciting proxies in the accompanying form. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies in person or by telephone.

                                 THE COMPANY

      Texoil, Inc., is an independent energy company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, development and exploration activities, currently focused in Texas, South Louisiana and the Texas Gulf Coast. On December 31, 1997, the Company acquired Cliffwood Oil & Gas Corp. ("Cliffwood"), in a merger (the "Merger") which resulted in a change of ownership, management, business strategy, and substantially increased the Company's overall financial resources.

      Pursuant to the Merger, the Company issued shares of its Common Stock to fifty-three former Cliffwood stockholders, which was equal to approximately 70% of the outstanding shares of Common Stock. The Merger also restructured the Company's Board of Directors so that five former Texoil directors resigned, and the remaining members of the Board filled the vacancies with five nominees from Cliffwood. Finally, all of the executive officers of the Company resigned and the Board replaced them with the two former officers of Cliffwood. There was no outside source of funding for this change of control.


                            ELECTION OF DIRECTORS

NOMINEES

      At the meeting, seven nominees are to be elected to the Company's Board of Directors, each Director to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. Unless your proxy specifies otherwise, or withholds authority to vote for one or more nominees named thereon and described below, it is intended that the shares represented by your proxy will be voted for the election of these seven nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable.

      Set forth below are the names, ages and positions of the directors and executive officers of the Company.

 NAME                          AGE           POSITION WITH THE COMPANY
------                        -----         -----------------------------
Frank A. Lodzinski.........    49      Chairman of the Board, President and
                                       Chief Executive Officer, Director
Jerry M. Crews.............    48      Secretary, Executive Vice President,
                                       Director
T. W. Hoehn III............    48      Director
Robert E. LaJoie...........    73      Director
Gary J. Milavec............    36      Director
Thomas A. Reiser...........    47      Director
Michael A. Vlasic..........    38      Director

      FRANK A. LODZINSKI has been Chairman of the Board, President, Chief Executive Officer, and a Director of the Company since the Merger. He has been President and a Director of Cliffwood since he founded a predecessor entity and commenced operations in February 1996. From January 1992 to February 1995, he served as President and a Director of Hampton Resources Corporation, a public corporation which he co-founded. From February 1995, when Hampton was sold to Bellwether Exploration Company, to February 1996, he was self-employed and was a consultant to

Bellwether Exploration Company. From 1984 to 1992, Mr. Lodzinski was engaged in the oil and natural gas business through Energy Resource Associates, Inc., a closely-held Texas corporation which he owned and controlled. Prior to 1984, he was employed in public accounting with Arthur Andersen & Co. and in various capacities with independent oil and gas companies. He is a Certified Public Accountant and holds a BSBA degree from Wayne State University.

      JERRY M. CREWS has been an Officer and Director of the Company since the Merger and was an Officer and Director of Cliffwood since April 1996. For the preceding 12 years he was an Officer of Citation Oil & Gas Corp. and was responsible for all production operations. His experience includes acquisitions, drilling and development operations in most of the producing basins of the United States. Prior experience was with Conoco and Lear Petroleum. He holds a B.S. in Petroleum Engineering from Texas A&M University.

      T. W. HOEHN, III has been a Director of the Company since 1984. He is President and General Manager of Hoehn Motors, Inc., a multi-line automobile agency located in Carlsbad, California, where he has been employed since 1975. He is a graduate of Stanford University.

      ROBERT E. LAJOIE has been a Director of the Company since the Merger and was a Director of Cliffwood since July 1996. Mr. LaJoie retired in 1977 and is a private investor with more than forty years experience in the oil and natural gas, real-estate and food services industries. He is a graduate of the University of Michigan.

      GARY J. MILAVEC has been a Director of the Company since September 1996 and served as its Secretary from October 1996 until December 31, 1997. He is a Managing Director of RIMCO, and has been active in its investment management and corporate finance activities since October 1990. Mr. Milavec received a B.A. in Geology from the University of Rochester, an M.S. in Geology from the University of Oklahoma, and an M.B.A. from the University of Houston. He is also a Director of Universal Seismic Associates, Inc.

      THOMAS A. REISER has been a Director the Company since the Merger and was a Director of Cliffwood since April 1996. For more than the past five years he has served as Chairman and President of Technical Risks, Inc., a private insurance brokerage firm which he founded. He is a graduate of the College of William and Mary.

      MICHAEL A. VLASIC has been a Director of the Company since the Merger and was a Director of Cliffwood since July 1996. For more than the past five years, he has been a principal with Vlasic Investments L.L.C. He is a graduate of Brown University.

BOARD AND COMMITTEE ACTIVITIES - STRUCTURE AND COMPENSATION

      The Company's operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board's two current standing committees, the Executive and Audit/Compensation committees. The Board of Directors has no standing nominating or similar committee. During the fiscal year ended December 31, 1997, the Board of Directors held five (5) meetings, the Audit Committee held one (1) meeting and the Compensation Committee held one (1) meeting. In fiscal year 1997, William F. Seagle attended two (2) of five (5) aggregate Board meetings. Incumbent members of the Board attended or participated in at least 75% of the aggregate number of (i) Board meetings and
(ii) committee meetings held by all committees of the Board on which he served.

      The Executive committee is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board is not practicable or necessary. The Executive Committee is currently comprised of Messrs. Lodzinski, Crews, LaJoie and Vlasic, and its membership reflects the change of control effected by the Merger.

      The Audit Committee recommends to the Board the independent accountants of the Company and reviews the Company's annual report on Form 10-KSB, internal controls and accounting operations and any transactions of the Company in which management or controlling persons of the Company have an interest. The Compensation Committee is responsible for formulating and adopting or recommending to the Board, executive compensation plans and policies, including those relating to incentive compensation and benefits. The Audit Committee is currently composed of Messrs. LaJoie, Milavec and Reiser. The Compensation Committee is composed of Messrs. LaJoie and Reiser. The membership of both committees reflects the change of control effected by the Merger.

      Directors who are not employed by the Company are authorized to be paid a fee of $1,000 for each meeting of the Board of Directors attended (including Committee meetings, if any, held in conjunction therewith). The Company reimburses each Director for his actual and necessary expenses reasonably incurred in connection with attending meetings of the Board and its Committees.

                                  MANAGEMENT

EXECUTIVE OFFICERS

      The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board. The Company currently has two executive officers, Frank A. Lodzinski, who has been President and Chief Executive Officer of the Company since the Merger, and Jerry M. Crews, who has been Secretary and Executive Vice President since the Merger. For further information regarding Messrs. Lodzinski and Crews, please refer to "Election of Directors" above.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table reflects all forms of compensation for each of the years ended December 31, 1997, 1996, and 1995 for Ruben Medrano who served as Chief Executive Officer until the Merger. In 1997, no executive officer had salary and bonus which exceeded $100,000.

                                                                              LONG TERM COMPENSATION
                                                                            --------------------------
                                           ANNUAL COMPENSATION            AWARDS                 PAYOUTS
                                 --------------------------------------  ---------              ---------
                                                                                     SECURITIES
                                                                                     UNDERLYING
                                                           OTHER ANNUAL  RESTRICTED   OPTIONS/    LTIP      ALL OTHER
NAME AND PRINCIPAL P0SITION      YEAR    SALARY    BONUS   COMPENSATION  STOCK AWARDS  SARS(#)   PAYOUTS   COMPENSATION
---------------------------     ------  -------   -------  ------------  ------------ ---------- -------   ------------
Frank A. Lodzinski ...........   1997      --        --        --            --          --         --          --
   Chairman of the Board,
   President and Chief
   Executive Officer (1)
Ruben Medrano ................   1997   $72,940   $10,000   $18,235(3)       --          --         --          --
   Former President and ......   1996   $67,700      --     $28,800(3)       --          --         --          --
   Chief Executive Officer (2)   1995   $74,400      --     $21,600(3)       --        30,000(4)    --          --

--------------------

(1) Mr. Lodzinski became Chairman of the Board, President and Chief Executive Officer on December 31, 1997. Mr. Lodzinski received no compensation from Texoil in 1997. Mr. Lodzinski voluntarily reduced his salary in April 1998, from $90,000 to $48,000 as part of a corporate initiative to reduce general and administrative costs in response to declining oil prices.
(2) Mr. Medrano resigned as President and Chief Executive Officer effective December 31, 1997.
(3) See "...1995 Stock Compensation Plan" and "...Amended and Restated 1996 Stock Compensation Plan."
(4)   See "...Option Exercises and Year End Values" below.

 1995 STOCK COMPENSATION PLAN

     In July 1995, the Company's stockholders approved the 1995 Stock Compensation Plan, which provides for the issuance of shares of Common Stock to certain employees and consultants whose cash compensation was reduced by 30% effective April 1, 1995. Pursuant to the 1995 Stock Compensation Plan, shares of Common Stock were issued to such individuals on recognition of their reduced cash compensation in 1995 and for the months of January through February, 1996.

      AMENDED AND RESTATED 1996 STOCK COMPENSATION PLAN

     By consent dated June 10, 1996, the Company's Board of Directors adopted the 1996 Stock Compensation Plan after the 1995 Stock Compensation Plan expired March 31, 1996 with an insufficient number of shares of Common Stock reserved for issuance thereunder remaining to cover issuances which otherwise would have been made after February 1996. The 1996 Stock

Compensation Plan required shareholder approval thereof before shares could be issued thereunder. Shareholder approval was a requirement of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"). After the Board's adoption of the 1996 Stock Compensation Plan, Rule 16b-3 was amended and shareholder approval was no longer mandatory thereunder. Since the 1996 Stock Compensation Plan had not been implemented and no common stock issued thereunder, the Company's Board of Directors amended and restated the 1996 Stock Compensation Plan to make it more consistent with amended Rule 16b-3. Accordingly, the Amended and Restated 1996 Stock Compensation Plan (the "1996 Plan") superseded the 1996 Stock Compensation Plan in its entirety. Pursuant to the 1996 Plan, shares of common stock were issued to such individuals in recognition of their reduced cash compensation for the months of January through August, 1997 and for services rendered and reimbursement of expenses incurred. The Company recognized compensation expense in the amount of $18,235 for the 1996 Plan representing the fair market value of such shares issued in lieu of reduced cash compensation for the months of January through August 1997.

CLIFFWOOD OPTIONS

     Prior to the Merger, Cliffwood Oil & Gas Corp. had options to purchase 573,000 shares of Cliffwood Class A Common Stock issued under the Cliffwood Oil & Gas Corp. 1997 Stock Option Plan. and the Cliffwood Oil & Gas Corp., Non-Employee Director Stock Option Plan. Pursuant to the Merger Agreement, these options were canceled and replaced by options to purchase 6.74 shares of Common Stock for every share that could have been bought under the old Cliffwood options. Therefore, following the Merger, Texoil issued options to purchase 3,862,020 shares of Common Stock to former Cliffwood option holders.

OPTION GRANTS

      As described above, new options were granted to current executive officers of the Company, following the Merger as a result of the conversion of Cliffwood options as described in "Cliffwood Options." The following table sets forth additional information with respect to these stock option grants.

                                                     PERCENT OF
                        NUMBER OF                      TOTAL
                        CLIFFWOOD                   OPTIONS/SARS      NUMBER OF
                          SHARES                     GRANTED TO     TEXOIL SHARES    EXERCISE
                        UNDERLYING    EXERCISE OR   EMPLOYEES IN      UNDERLYING     OR BASE
                         OPTIONS      BASE PRICE     FISCAL YEAR       OPTIONS        PRICE
     NAME               GRANTED(#)    ($/SHARE)         1997          GRANTED(1)     ($/SHARE)       EXPIRATION DATE
 ------------          -----------   -------------  -------------   --------------  -----------    -------------------
Frank A. Lodzinski ..   100,000         $3.50           22.3%          674,000         $.52         December 31, 1999
Francis M. Mury .....    90,000         $3.50           20.1%          606,600         $.52         December 31, 1999
Jerry M. Crews ......    90,000         $3.50           20.1%          606,600         $.52         December 31, 1999
Peggy C. Simpson ....    35,000         $3.50            7.8%          235,900         $.52         December 31, 1999
Mandel C. Selber ....    25,000         $3.50            5.6%          168,500         $.52         December 31, 1999
Ralph D. Hollingshead    20,000         $3.50            4.5%          134,800         $.52         December 31, 1999

   (1) Represents options previously granted by Cliffwood that were replaced by options to purchase Texoil Common Stock.

OPTION EXERCISES AND YEAR-END VALUES

   The following table sets forth information regarding two unexercised options to purchase 20,000 shares of Common Stock at $3.00 per share and 30,000 shares of Common Stock at $1.3125 per share that were granted to Mr. Medrano on July 26, 1994 and May 2, 1996, respectively. Mr. Medrano did not exercise any Common Stock options during 1997. In addition, information on the options issued to Cliffwood employee option holders is presented in the following table.

                    NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                      UNEXERCISED OPTIONS/SARS AT              IN-THE-MONEY
   NAME                    DECEMBER 31, 1997          OPTIONS/SARS AT DECEMBER 31, 1997
 -------            -------------------------------   ---------------------------------
                    EXERCISABLE      UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
                    -----------      -------------    -------------      -------------
Ruben Medrano ....     20,000              0             $   0             $   0
Ruben Medrano ....     30,000              0             $   0             $   0
Frank A. Lodzinski    222,420           451,580          $162,367          $329,653
Francis M. Mury ..    200,178           406,422          $146,130          $296,688
Jerry M. Crews ...    200,178           406,422          $146,130          $296,688
Peggy Simpson ....     77,847           158,053          $ 56,828          $115,379
Mandel Selber ....     55,605           112,885          $ 40,592          $ 82,413
Ralph Hollingshead     44,484            90,316          $ 32,473          $ 65,931

 (1) Based upon the last sales price of $1.25 per share on December 31, 1997, as reported in the consolidated reporting system for the NASDAQ Small Cap Issues, Mr. Medrano's options were not in-the-money. The comparable sales price as of September 30, 1998, was $1.00.

EMPLOYMENT AGREEMENT

      Pursuant to the Merger, Mr. Lodzinski is employed under an agreement pursuant to which he receives an annual salary of $90,000, subject to increases at the discretion of the Board of Directors, and a bonus at the sole discretion of the Board of Directors. The employment agreement also provides for the grant of options to purchase Common Stock. This employment agreement expires January 1, 2001. Mr. Lodzinski voluntarily reduced his salary in April 1998, from $90,000 to $48,000 as part of a corporate initiative to reduce general and administrative costs in response to declining oil prices.


SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of September 30, 1998, the number of shares of the Company's equity securities owned by (i) each person known by the Company (based on publicly-available filings with the Commission) to be the holder of more than five percent of its voting securities, (ii) each Director and each executive officer of the Company, and (iii) all of the Company's directors and executive officers as a group. Unless otherwise indicated, each holder has sole voting and investment power with respect to the shares of capital stock owned by such holder.

NAME OF BENEFICIAL OWNER
(ADDRESS INDICATED IF NOT                    AMOUNT AND NATURE OF    PERCENT
A DIRECTOR OR AN OFFICER)                    BENEFICIAL OWNERSHIP    OF CLASS
-------------------------                    --------------------   ----------
COMMON STOCK:

Michael A. Vlasic, Director ...............        8,366,587(1)       21.06%
Frank A. Lodzinski, Director, President
  and Chief Executive Officer .............        8,872,559(2)       22.17%
Jerry M. Crews, Director, Executive Vice
  President and Secretary .................        2,003,263(3)        5.05%
Robert E. LaJoie, Director ................          960,450(4)        2.44%
T. W. Hoehn III, Director .................          619,429           1.57%
Thomas A. Reiser, Director ................          388,112(5)           *
All Directors and Executive  Officers
  as a group (6 persons) ..................       12,942,105(6)       31.80%

RIMCO .....................................       10,540,303(7)       23.42%
       600 Travis Street, Suite No. 6875
       Houston, Texas 77002

The Lincoln National Life Insurance Company        5,282,475(8)       12.87%
       200 East Berry Street
       Ft. Wayne, Indiana 46802

First Union Capital Partners, Inc. ........        3,375,621(9)        8.35%
       1001 Fannin, Suite 2255
       Houston, Texas 77002

V&C Energy Limited Partnership ............        8,268,295(10)      20.87%
       710 Woodward
       Bloomfield Hills, Michigan 45304

Vlasic Investments, L.L.C .................        8,366,587(11)      21.06%
       710 Woodward
       Bloomfield Hills, Michigan 45304

EnCap Investments, Inc. ...................
       1100 Louisiana, Suite No. 3150
       Houston, Texas 77002 ...............        2,567,225           6.53%

* Indicates less than one percent.

(1) Includes 7,931,295 shares of Common Stock and 337,000 shares of Common Stock underlying presently exercisable warrants beneficially owned through V&C Energy Limited Partnership, of which Vlasic Investments L.L.C. ("Vlasic Investments") is the limited partner. Mr. Vlasic is the Managing Director of Vlasic Investments. Mr. Vlasic disclaims any beneficial ownership of shares held by V&C Energy Limited Partnership. Includes 98,292 shares of Common Stock underlying presently exercisable options assigned by Mr. Vlasic to Vlasic Investments. Excludes 70,208 shares of Common Stock underlying options assigned by Mr. Vlasic to Vlasic Investments that are not presently exercisable.
(2) Includes 7,931,295 shares of Common Stock and 337,000 shares of Common Stock underlying presently exercisable warrants beneficially owned through V&C Energy Limited Partnership, of which Energy Resource Associates, Inc. ("ERA"), a Texas corporation owned by and controlled by Mr. Lodzinski, is a general partner. Mr. Lodzinski disclaims any beneficial ownership of shares held by V&C Energy Limited Partnership. Includes 393,167 shares of Common Stock underlying presently exercisable options owned by Mr. Lodzinski. Excludes 280,833 shares of Common Stock underlying options owned by Mr. Lodzinski that are not presently exercisable.
(3) Includes 1,649,413 of Common Stock and 353,850 shares of Common Stock underlying presently exercisable options owned by Mr. Crews. Excludes 252,750 shares of Common Stock underlying options owned by Mr. Crews that are not presently exercisable.

(4) Includes 842,500 shares held by Robert E. LaJoie, as General Partner to a family limited partnership, and 117,950 shares underlying presently exercisable options owned by Mr. LaJoie. Excludes 84,250 shares of Common Stock underlying options owned by Mr. LaJoie that are not presently exercisable.
(5) Includes 98,292 shares of Common Stock underlying presently exercisable options owned by Mr. Reiser. Excludes 70,208 shares underlying options owned by Mr. Reiser that are not presently exercisable.
(6) Excludes Gary J. Milavec, who has been a Director of Texoil since September 1996. Although Mr. Milavec does not own any Common Stock, he is a Managing Director of RIMCO, and a vice-president of RIMCO Associates, Inc., which is the General Partner of RIMCO and the indirect holder of 4,820,017 shares of Common Stock and debt presently convertible into 5,714,286 shares of Common Stock. Mr. Milavec disclaims any beneficial ownership of said shares.
(7) Includes 5,714,286 shares of Common Stock underlying presently convertible notes.
(8) Includes 1,760,825 shares of Common Stock underlying presently exercisable warrants.
(9) Includes 1,128,950 shares of Common Stock underlying presently exercisable warrants.
(10) Includes 337,000 shares of Common Stock underlying presently exercisable warrants.
(11) Includes 7,931,295 shares of Common Stock and 337,000 shares of Common Stock underlying presently exercisable warrants beneficially owned through V&C Energy Limited Partnership, of which Vlasic Investments is the limited partner. Mr. Vlasic is the Managing Director of Vlasic Investments. Mr. Vlasic disclaims any beneficial ownership of shares held by V&C Energy Limited Partnership. Includes 98,292 shares of Common Stock underlying presently exercisable options assigned by Mr. Vlasic to Vlasic Investments. Excludes 70,208 shares of Common Stock underlying options assigned by Mr. Vlasic to Vlasic Investments that are not presently exercisable.

CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTOR

      In conjunction with the Merger, the Company repaid $1,050,000 in non-convertible notes to T.W. Hoehn, Jr., a Director of the Company until December 31, 1997, and Opal Air, Inc., an affiliate of T. W. Hoehn, Jr. Also pursuant to the Merger Agreement, $5.1 million in convertible notes were converted into 5.5 million shares of Common Stock. The holders of these notes were directors and affiliates of directors of the Company. The conversions are set forth in the table below.


         NAME OF HOLDER              AMOUNT          SHARES ISSUED
      --------------------        ------------       --------------
      T. W. Hoehn, Jr.            $  295,720             369,650
      T. W. Hoehn, III            $  265,128             331,410
      William F. Seagle           $   50,986              63,732
      RIMCO (1)                   $4,570,278           4,826,017

(1) Gary J. Milavec, a Director of the Company, is a Vice President of RIMCO Associates, Inc.

TRANSACTION WITH RIMCO

     In addition, the Company and RIMCO entered into a Note Purchase Agreement on December 31, 1997, pursuant to which the RIMCO Lenders provided the Company with $10.0 million in new financing. See Item 1. "Description of Business-Recent Developments" and Item 6. "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Current RIMCO Financing".

    The Company is the operator for certain properties and prospects where affiliates of RIMCO have a direct or indirect interest as follows:

    (1) The Company is the operator and direct owner of a 12% working interest in the East and West Refugio prospects located in Refugio County, Texas. Certain affiliates of RIMCO also have direct working interests in these prospects.

    (2) The Company is providing certain operating and administrative services, for a monthly fee, to an affiliate of RIMCO related to the operation of certain fields located in Montana and North Dakota.

          All operating and management fees charged by the Company to related parties are arms-length and based on rates for comparable services prevailing in the industry.

 TRANSACTION WITH CLIFFWOOD PARTNERSHIP

       On May 4, 1998, the Company, through its wholly-owned subsidiary, Cliffwood Oil & Gas Corp. ("Cliffwood"), acquired all of the assets of the Cliffwood Acquisition 1996 Limited Partnership, an affiliated partnership, in which a Company subsidiary served as general partner and owned a 10% direct partnership interest. The net effect of the acquisition was to acquire all of the non-affiliated limited partners' share of partnership assets. The purchase price was $4,430,000 cash and 858,000 shares of the Company's common stock. The Company financed the cash portion of the acquisition with its existing bank credit facility.


                                  OTHER MATTERS

REQUIRED VOTE

        Only holders of Common Stock as of the Record Date will be entitled to vote in person or by proxy at the meeting. A majority of issued and outstanding shares of Common Stock as of the Record Date represented at the meeting in person or by proxy will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Provided that a quorum is present at the meeting, the seven Director nominees who receive the greater number of votes cast for election by stockholders entitled to vote therefore will be elected directors. Votes withheld in connection with the election of one or more Director nominees will not be counted as votes cast for such individuals. Votes will be tabulated by Chase Mellon Shareholder Services LLC, the transfer agent and registrar for the Common Stock, and the results will be certified by the inspector of election who is required to resolve impartially any interpretive questions as to the conduct of the vote. In tabulating votes, a record will be made of the number of shares (a) voted for each nominee, (b) with respect to which authority to vote for each nominee has been withheld, and (c) present at the meeting but not voting.

INDEPENDENT ACCOUNTANTS

       The Company has engaged Arthur Andersen LLP as its independent accountants as of March 4, 1998. The Company did not consult Arthur Andersen LLP on any accounting, audit or financial reporting issue during its two most recent fiscal years or through March 4, 1998. Arthur Andersen LLP served as auditors of Cliffwood Oil & Gas Corp., prior to its merger with the Company. The Audit Committee recommends that Arthur Andersen be appointed as the independent accountant. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

PREVIOUS INDEPENDENT ACCOUNTANTS

       Texoil, the Company, dismissed BDO Seidman LLP ("BDO") as its principal independent accountant on March 4, 1998.

       The reports of BDO on the Company's financial statements for the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was such opinion qualified or modified as to uncertainty, audit scope, or accounting principles, except that it was modified as to uncertainty as follows:

       "The Company has suffered recurring operating losses and has a working capital deficit that raises substantial doubt about its ability to meet future expenditure obligations necessary to fully evaluate and develop its oil and gas properties and to continue as a going concern. The consolidated financial statements do not reflect any adjustments that might result from the outcome of these uncertainties. In this regard the Company entered into the financing arrangement described in NOTE 4 in order to meet its working capital requirements and to pursue its exploration opportunities. Despite the Company's successful efforts to obtain initial financing for its 1997 exploratory drilling program there can be no assurance that such financing will be sufficient to fully fund the drilling program or that the results of drilling operations will be successful".

       The decision to change accountants was approved by the Company's Audit Committee.

       In connection with its audits for the two most recent fiscal years and subsequent interim period preceding the replacement of BDO, the Company had not disagreements with BDO or any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements if not resolved to the satisfaction of BDO would have caused them to make reference thereto in their report on the financial statements for such years.

OWNERSHIP REPORTS

       Section 16(a) of the 1934 Act requires the Company's officers, directors and persons who own more than 10% of its Common Stock to file with the Securities and Exchange Commission reports of their ownership and changes of ownership of Common Stock. These persons are required to furnish the Company copies of all Section 16(a) reports that they file. Based solely upon a review of reports and related written representations received by it, the Company believes that all required reports were filed on a timely basis during and in respect of the fiscal year ended 1997, except for the following:

       On October 31, 1997, T. W. Hoehn, Jr. filed Form 4 reporting transactions occurring in April and September 1997. In addition, the Form 4 for T. W. Hoehn, III for December 1996 was filed three days late and the Form 4 for Ruben Medrano and Walter L. Williams for March 1997, were filed four days late.

STOCKHOLDER PROPOSALS

       Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1998 annual stockholders' meeting must submit the proposal to the Company on or before July 31, 1998. Any such proposals should be timely sent by certified mail, return receipt requested, to the Secretary of the Company, 110 Cypress Station Drive, Suite No. 220, Houston, Texas, 77090-1629.

AVAILABILITY OF ANNUAL REPORT

        The Company is including herewith a copy of its quarterly reports on Form 10-QSB for the period June 30, 1998, and September 30, 1998, and reports on Form 8-K, dated May 4, 1998. The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1997 and its quarterly report on Form 10-QSB for the period ended March 31, 1998 were mailed previously.


                                     By Order of the Board of Directors,


                                     Jerry M. Crews
                                     Secretary

October 23, 1998

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                  STOCKHOLDERS TO BE HELD ON DECEMBER 11, 1998


    The undersigned hereby appoints Frank A. Lodzinski and Jerry M. Crews, and each of them, either one of whom may act without joinder of the other, each with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Texoil, Inc., which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Houston Marriott North at Greenspoint, 255 North Sam Houston Parkway East, Houston, Texas 77060 on Friday, December 11, 1998, at 2:00 P.M., and at any adjournment thereof.

    This proxy will be voted in accordance with the specifications made hereon. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SEVEN DIRECTOR NOMINEES NAMED IN ITEM 1.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY in the enclosed, pre-addressed stamped envelope.


          (Continued, and to be dated and signed on the reverse side.)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


ELECTION OF DIRECTORS    [ ] FOR all nominees    [ ] WITHHOLD AUTHORITY to vote       [ ] EXCEPTIONS
                             listed below            for all nominees listed below

Nominees: Frank A. Lodzinski, Jerry M. Crews, T. W. Hoehn III, Gary J. Milavec, Robert E. LaJoie, Thomas A. Reiser, Michael A. Vlasic.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exception" box and write that nominee's name in the space provided below.

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________


APPROVAL OF APPOINTMENT OF ARTHUR ANDERSEN LLP      [ ] FOR        [ ] AGAINST

In their discretion, upon such other matters (including procedures and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.


                                         Please sign exactly as your name
                                         appears on your stock certificate. When
                                         signing as executor, administrator,
                                         trustee or other representative, please
                                         give your full title. All joint owners
                                         should sign.

                                         Dated: _______________________ 1998

                                         _______________________________________
                                              Signature(s) of Stockholders


Sign, date, and return the
Proxy Card Promptly Using                _______________________________________
the Enclosed Envelope.                        Signature(s) of Stockholders





                              FOLD AND DETACH HERE